Exhibit 10.18

6/7/12

CDM Development LLC

3527 N Ridge Rd

Wichita, KS 67205

Re:	Lease: 3527 N Ridge Rd- Lease Exercise of Option to Renew

Dear Sirs:

Pursuant to Section 3 of the Lease effective December 22, 2007 please accept this letter as our Notice of Exercise of the Option to extend the term of the Lease, by and between CDM Development, LLC and assigned to Tiger Financial Management, LLC. This option is for an additional five years beginning on January 1 2013.

In addition, this letter serves to amend Section 3 to maintain 2 (two) additional lease options notwithstanding the exercise of this option

Please indicate your agreement and return one copy of this letter to my attention. Kindly call me with questions. My mobile is 316-214-5174 and my office is 316-494- 6561. Thank you.

Very truly yours,	Agreed this June 8 2012

/s/ Chris Darnell
Chris Darnell VP of Real Estate